Exhibit 99.1

Summit Wireless Technologies Reports Approximately 200% Growth for Q3 2021 Preliminary Revenue, Year-over-Year

- Reaffirms Full Year 2021 Revenue Guidance of 180+% Year-over-Year -

SAN JOSE, Calif.-- October 12, 2021 (BUSINESS WIRE)-- Summit Wireless Technologies, Inc. (Nasdaq: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems, provided a preliminary Q3 2021 revenue of approximately $1.8 million, up approximately 200% compared with Q3 2020.

“Consumer engagement is rising and driving revenue growth,” said Brett Moyer, CEO, President, and Chairman of Summit Wireless Technologies. “The WiSA Wave Marketing initiative has expanded to include our foundational direct-to-consumer programs as well as our new virtual WiSA storefronts and joint marketing with retailers, which leverage WiSA's consumer data analytics to drive holiday sales. WiSA Association website visitors traction continues to increase and surpassed 1.2 million in the first nine months of the year. With our solid progress combined with our strong expectations for the holiday season, we continue to believe 2021 will be a breakout year.”

Q3 2021 Preliminary Revenue

●	Q3 2021 preliminary revenue is expected to be approximately $1,807,000, compared to $607,000 in Q3 2020.

2021 Guidance

●	Management reaffirmed 2021 revenue growth projections of 180+% year-over-year.

Shop WiSA Certified Products

WiSA Certified™ products are available at numerous locations and online storefronts. Retailers are excited for the holidays and offering some great promotions. Look for the WiSA system that best suits your lifestyle at the following stores and more: Amazon, B&H Photo, Beach Camera, Electronic Express, Focus Camera, Target, Walts TV and Appliance, Walmart

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standard across the audio industry. Summit Wireless is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

About WiSA, LLC

WiSA®, the Wireless Speaker and Audio Association, is a consumer electronics consortium dedicated to creating interoperability standard utilized by leading brands and manufacturers to deliver immersive sound via intelligent devices. WiSA Certified™ components from any member brand can be combined to dramatically increase the enjoyment of movies and video, music, sports, gaming/esports, and more. WiSA also combines robust, high definition, multi-channel, low latency surround sound with the simple setup of a soundbar. For more information about WiSA, please visit: www.wisaassociation.org.

© 2021 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC.

Safe Harbor Statement

This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, current macroeconomic uncertainties associated with the COVID-19 pandemic, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

Contacts

Kirsten Chapman, LHA Investor Relations, 415.433.3777, summit@lhai.com

Sarah Cox, Dittoe PR for WiSA, 765.546.1036, sarah@dittoepr.com

Keith Washo, WiSA Association, 984.349.2727, kwasho@wisaassociation.org